Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Ionix Technology, Inc.

We consent to the incorporation by reference in the Form S-1 of Ionix Technology, Inc. as to our report dated September 29, 2021 with respect to the consolidated balance sheets of Ionix Technology, Inc. as of June 30, 2021 and the related statements of operations and comprehensive income, statement of stockholders’ equity and statement of cash flows for the year ended June 30, 2021.

We also consent to the reference to us under the heading “Experts”, in such Registration Statement.

/s/ TAAD LLP

Diamond Bar, California

October 19, 2021